Exhibit 99.1

Elite Pharmaceuticals, Inc. Reports Results for Third Quarter of Fiscal Year 2017

Conference Call Scheduled for Monday, February 13 at 11:30 AM EST

Northvale, NJ – February 9, 2017: Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP), announced results for the quarter ended December 31, 2016, the third quarter of its 2017 fiscal year.

Consolidated revenues for the third quarter of Fiscal 2017 were $2.3 million, a 6% increase on a year-on-year basis. Continued growth of Elite’s niche generic product lines drove the revenue increase. In addition, Elite’s product development activities continued, with $1.5 million being spent on the development of Elite’s pipeline of products during the quarter.

“This was an important quarter for Elite’s pipeline,” commented Nasrat Hakim, President and CEO of Elite.  “We had a positive meeting with the FDA on SequestOx™ that provides Elite a path to resubmission of the NDA.  We followed the filing of a Percocet generic the previous quarter with a filing of a Norco generic this quarter.  We have made tremendous progress on the SunGen co-development products and are on track to file two of these products in about 12 months from now.  We also had a solid quarter for our financials.”

About Elite’s Abuse Deterrent Technology

Elite’s proprietary abuse deterrent technology, ART™, is a multi-particulate capsule which contains an opioid agonist in addition to naltrexone, an opioid antagonist used primarily in the management of alcohol dependence and opioid dependence. When this product is taken as intended, the naltrexone is designed to pass through the body unreleased while the opioid agonist releases as intended providing therapeutic pain relief for which it is prescribed. If the multi-particulate beads are crushed or dissolved, the opioid antagonist is designed to release and so block the effects of active opioid agonist. The absorption of the naltrexone is intended to block the euphoria by preferentially binding to the same receptors in the brain as the opioid agonist and thereby reducing the incentive for abuse or misuse by recreational drug abusers. Elite’s pharmacological approach to abuse-deterrence can be applied to a wide range of opioids used today in pain management.

Conference Call Information

Elite's management will host a conference call to discuss the results of operations and provide an update on recent business developments. Company executives will conduct a question and answer session following their remarks.

Date:	Monday, February 13, 2017
Time:	11:30 AM EST
Dial-in numbers:	1-800-346-7359 (domestic)
1-973-528-0008 (international)
Conference number:	98840
Questions:	dianne@elitepharma.com by 12 Noon EST on Friday, February 10, 2017
Audio Replay:	http://ir.elitepharma.com/events_presentations

The financial statements can be viewed in Elite’s Third Quarter Report on Form 10-Q here.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company which is developing a pipeline of proprietary pharmacological abuse-deterrent opioid products as well as niche generic products. Elite specializes in oral sustained and controlled release drug products which have high barriers to entry. Elite owns generic and OTC products which have been licensed to TAGI Pharma, Epic Pharma and Valeant Pharmaceuticals International. Elite currently has eight commercial products being sold, additional approved products pending manufacturing site transfer and the NDA for SequestOx™, for which it received the CRL from the FDA. Elite’s lead pipeline products include abuse-deterrent opioids which utilize the Company’s patented proprietary technology and a once-daily opioid. These products include sustained release oral formulations of opioids for the treatment of chronic pain. These formulations are intended to address two major limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential opioid abuse. Elite also provides contract manufacturing for Ascend Laboratories (a subsidiary of Alkem Laboratories Ltd.). Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ. Learn more at www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release, readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, Elite’s ability to obtain FDA approval of the transfers of the ANDAs or the timing of such approval process, delays, uncertainties, inability to obtain necessary ingredients and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of SequestOx™ by the FDA, the steps Elite may take as a result of the CRL, and the actions the FDA require of Elite in order to obtain approval of the NDA. These forward-looking statements are not guarantees of future action or performance. These risks and other factors, including, without limitation, Elite’s ability to obtain sufficient funding under the LPC Agreement or from other sources, the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com